Prospectus Supplement No. 8                            Rule 424(b)(3) Prospectus
(TO PROSPECTUS DATED FEBRUARY 14, 1997)               Registration No. 333-20007




         $80,650,000 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2001
                        8,361,371 SHARES OF COMMON STOCK
                          FPA MEDICAL MANAGEMENT, INC.


     This Prospectus Supplement supplements information contained in that certain Prospectus dated February 14, 1997 as supplemented by Prospectus Supplement No. 1 dated February 27, 1997, Prospectus Supplement No. 2 dated March 24, 1997, Prospectus Supplement No. 3 dated April 14, 1997, Prospectus Supplement No. 4 dated May 12, 1997, Prospectus Supplement No. 5 dated July 2, 1997, Prospectus Supplement No. 6 dated August 13, 1997 and Prospectus Supplement No. 7 dated December 11, 1997 (the Prospectus as supplemented, the "Prospectus") relating to the potential sale from time to time of up to (i) $80,650,000 aggregate amount of the Debentures, (ii) 3,107,900 shares of the Common Stock issuable upon conversion thereof by the Selling Securityholders, and (iii) 5,253,471 Individual Shares by the Selling Stockholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders and Selling Stockholders" with respect to the Selling Securityholders and the respective principal amount of Debentures beneficially owned by each such Selling Securityholder and that may be sold pursuant to the Prospectus, as amended or supplemented.


                                                  Principal
                                                  Amount of                           Number of
                                                  Debentures                          Shares of
                                                 Beneficially         Percent of       Common
                                                Owned and That        Outstanding     Stock That
Name(1)                                           May Be Sold         Debentures    May Be Sold (2)
-------                                         ---------------      ------------   ---------------
Aetna Growth and Income Fund
 Variable Portfolio.........................      $1,860,000             2.3%           71,676
Aetna Growth & Income Fund..................         140,000               *             5,395
The Frist Foundation........................         135,000               *             5,202

--------------------

*      Less than 1%

(1) The information set forth herein is as of May 18, 1998 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Debentures held by such holder at the initial rate of $25.95 in principal amount of Debentures per share of Common Stock.



             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 21, 1998.